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TABLE OF CONTENTS Prospectus

Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-195963

Supplementing the Prospectus dated November 21, 2016

PROSPECTUS

Starwood Property Trust, Inc.

10,964,899 shares of Common Stock

Amended and Restated Dividend Reinvestment and Direct Stock Purchase Plan

        We established our Dividend Reinvestment and Direct Stock Purchase Plan, or the Plan, on May 15, 2014. This prospectus describes the Plan, as it has been amended and restated to date.

        This prospectus relates to shares of common stock we may offer and sell from time to time according to the terms of the Plan. Participants should retain this prospectus for future reference.

        The Plan provides participants with a convenient and economical means of purchasing shares of our common stock by reinvesting the cash dividends paid on our common stock and by making additional optional cash payments. In addition, new investors may make an initial investment in our common stock under the Plan. For Plan Participants, the minimum purchase amount for optional cash payments is $25.00 per transaction not to exceed $10,000 per month. For interested investors that are not stockholders of ours, the minimum purchase amount for initial cash investments is $250.00 and the maximum limit for initial cash investments is $10,000. This prospectus describes and constitutes the Plan.

        Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when authorized by our board of directors declared by us, in the usual manner.

        Shares of common stock will be (i) purchased on the open market or (ii) purchased directly from us from authorized but unissued shares.

        We have appointed Computershare Trust Company, N.A., to serve as the transfer agent, registrar, and administrator of the Plan, or the Plan Administrator, effective November 21, 2016. You may enroll in the Plan by obtaining an enrollment form from the Plan Administrator and returning the completed form to the Plan Administrator. If you previously enrolled in the Plan, there is nothing you need to do, your information will be automatically transferred to the Plan Administrator.

        Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange, or the NYSE under the trading symbol "STWD." On November 18, 2016, the closing price of our common stock on the NYSE was $21.81 per share.

        Investing in our common stock involves risks. You should carefully read and consider the risks described under the section entitled "Risk Factors" included in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and in other information that we file with the Securities and Exchange Commission before making a decision to invest in our common stock.

        We impose certain restrictions on the ownership and transfer of shares of our common stock and our other capital stock. You should read the information under the section entitled "Description of Capital Stock—Restrictions on Ownership and Transfer" in this prospectus for a description of these restrictions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2016.

Prospectus

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless otherwise indicated or the context requires otherwise, references in this prospectus to "the Company," "our company," "we," "us" and "our" mean Starwood Property Trust, Inc. and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate herein by reference contain certain forward-looking statements, including, without limitation, statements concerning our operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are developed by combining currently available information with our beliefs and assumptions and are generally identified by the words "believe," "expect," "anticipate" and other similar expressions. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.

        These forward-looking statements are based largely on our current beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control, and which could materially affect actual results, performance or achievements. Factors that may cause actual results to vary from our forward-looking statements include, but are not limited to:

  •
  factors described in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, including those set forth under the captions "Risk Factors" and "Business" therein;

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  defaults by borrowers in paying debt service on outstanding indebtedness;

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  impairment in the value of real estate property securing our loans or in which we invest;

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  availability of mortgage origination and acquisition opportunities acceptable to us;

  •
  potential mismatches in the timing of asset repayments and the maturity of the associated financing agreements;

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  national and local economic and business conditions;

  •
  general and local commercial and residential real estate property conditions;

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  changes in federal government policies;

  •
  changes in federal, state and local governmental laws and regulations;

  •
  increased competition from entities engaged in mortgage lending and securities investing activities;

  •
  changes in interest rates; and

  •
  the availability of, and costs associated with, sources of liquidity.

        In light of these risks and uncertainties, there can be no assurances that the results referred to in the forward-looking statements contained in this prospectus and the documents we incorporate herein by reference will in fact occur. Except to the extent required by applicable law or regulation, we undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time or otherwise.

ii

STARWOOD PROPERTY TRUST, INC.

        We are a Maryland corporation that commenced operations in August 2009, upon the completion of our initial public offering. We are focused primarily on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities, or CMBS, and other commercial real estate investments in both the U.S. and Europe. We refer to the following as our target assets: commercial real estate mortgage loans, preferred equity interests, CMBS and other commercial real estate-related debt investments. Our target assets may also include residential mortgage-backed securities, or RMBS, certain residential mortgage loans, distressed or non-performing commercial loans, commercial properties subject to net leases and equity interests in commercial real estate. As market conditions change over time, we may adjust our strategy to take advantage of changes in interest rates and credit spreads as well as economic and credit conditions.

        We have three reportable business segments as of September 30, 2016:

  •
  Real estate lending—engages primarily in originating, acquiring, financing and managing commercial first mortgages, subordinated mortgages, mezzanine loans, preferred equity, CMBS, RMBS and other real estate and real estate-related debt investments in both the U.S. and Europe that are held for investment.

  •
  Real estate investing and servicing—includes (i) a servicing business in the U.S. that manages and works out problem assets, (ii) an investment business that selectively acquires and manages unrated, investment grade and non-investment grade rated CMBS, including subordinated interests of securitization and resecuritization transactions, (iii) a mortgage loan business which originates conduit loans for the primary purpose of selling these loans into securitization transactions, and (iv) an investment business that selectively acquires commercial real estate assets, including properties acquired from CMBS trusts.

  •
  Real estate property—engages primarily in acquiring and managing equity interests in stabilized commercial real estate properties, including multi-family properties, that are held for investment.

        Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve our objective by originating and acquiring target assets to create a diversified investment portfolio that is financed in a manner that is designed to deliver attractive returns across a variety of market conditions and economic cycles. We are focused on our three core competencies: transaction access, asset analysis and selection, and identification of attractive relative values within the real estate debt and equity markets.

        We are organized as a holding company and conduct our business primarily through our various wholly-owned subsidiaries. We are externally managed and advised by SPT Management, LLC, or our manager, pursuant to the terms of a management agreement. Our manager is controlled by Barry Sternlicht, our Chairman and Chief Executive Officer. Our manager is an affiliate of Starwood Capital Group Global, L.P., or Starwood Capital Group, a privately-held private equity firm founded and controlled by Mr. Sternlicht.

        We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. We also operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended.

        Our corporate headquarters office is located at 591 West Putnam Avenue, Greenwich, Connecticut 06830, and our telephone number is +1 203 422 7700.

 RISK FACTORS

        Investing in our common stock involves risks. You should carefully read and consider the risks described in the section entitled "Risk Factors" in our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. You should also carefully read and consider the other information contained in or incorporated by reference into this prospectus, including the risks described above in "Cautionary Statement Regarding Forward-Looking Statements," before making a decision to invest in our common stock. Each of these risks could materially and adversely affect our business, financial condition, results of operations, liquidity and prospects, and could result in a partial or complete loss of your investment.

 USE OF PROCEEDS

        To the extent shares of our common stock are purchased by the Plan Administrator in the open market, we will not receive any proceeds. To the extent shares of our common stock are issued by us, we intend to use the net proceeds from such sales to originate and purchase additional commercial mortgage loans and other target assets and investments. We may also use a portion of the net proceeds for other general corporate purposes, including, but not limited to, the payment of liabilities and other working capital needs.

 DESCRIPTION OF THE PLAN

        The provisions of our Dividend Reinvestment and Direct Stock Purchase Plan are set forth below in question and answer format.

Purpose

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide holders of record of shares of our common stock and interested new investors, or together, the Participants, with a simple, convenient and low cost method of investing cash dividends or optional cash payments, or both, to purchase additional shares of our common stock or to make an initial investment in our common stock, as applicable. Shares of our common stock purchased under the Plan will either be issued by us or purchased in the open market by the Plan Administrator, Computershare Trust Company, N.A. (see Question 4). To the extent shares of our common stock are purchased by the Plan Administrator in the open market, we will not receive any proceeds. To the extent shares of our common stock are issued by us, we intend to use the net proceeds from such sales to originate and purchase additional commercial mortgage loans and other target assets and investments, or for other general corporate purposes. See "Use of Proceeds."

Advantages

2.     What are the options available to Participants?

        Stockholders may purchase additional shares of our common stock by (i) having the cash dividends on all, or part, of their shares of our common stock automatically reinvested, (ii) receiving directly, as usual, their cash dividends, if, as and when declared, on shares of our common stock and investing in the Plan by making optional cash payments of not less than $25.00 per transaction and not to exceed $10,000 per month, or (iii) investing their cash dividends and making such optional cash payments. Interested investors that are not stockholders of ours may make initial cash investments in our common stock of not less than $250.00 and not more than $10,000.

3.     What are the advantages and disadvantages of the Plan?

        The primary advantages of participating in the Plan are as follows:

  •
  The Plan provides holders of record of shares of our common stock with a simple and convenient method of investing cash dividends or optional cash payments, or both, to purchase additional shares of our common stock. Persons not presently stockholders of ours may become Participants by making initial cash investments of not less than $250.00 and not more than $10,000 to purchase shares of our common stock.

  •
  Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, computed to six decimal places, as well as whole shares, to be purchased and credited to Participants' Plan accounts.

  •
  If approved by us in our sole discretion, investors who submit Large Cash Purchase requests may invest more than the Plan maximum of $10,000 per month. If so, we may establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments), but are not obligated to do so. The discount (if any) will range from 0% to 5% of the regular market price and may vary in our sole discretion. See Question 16, "May I invest more than the Plan maximum of $10,000 per month per account?"

  •
  Fees charged to Participants are usually less than if the individual investor purchased or sold shares outside the Plan through a broker. See Question 10, "Are there any expenses associated with participation in the Plan?"

  •
  Regular statements of holdings provide simplified record keeping. See Question 18, "What kind of reports will be sent to Participants in the Plan?"

        The primary disadvantages of participating in the Plan are as follows:

  •
  Participants have no control over the price, and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold (except for prices specified for Day Limit Orders or Good-Til-Cancelled Limit Orders, or GTC Limit Orders,) for the Participant's Plan account. The price of our common stock may rise or fall during the period between requesting a purchase or sale and the actual purchase or sale. The Participant bears the market risk associated with fluctuations in the price of our common stock from the time the Participant authorizes a transaction until the completion of the purchase or sale of shares of our common stock for the Participant's Plan account. See Question 13, "What is the source of shares purchased under the Plan?"

  •
  The Plan does not pay interest to Participants on funds held pending investment. There are limited investment dates each month. Monies received after the cutoff for an investment date will be held until the next investment date. See Question 14, "How are optional cash payments made?" and Question 15, "May Participants have additional investments automatically deducted from a bank account?"

  •
  Distributions on shares of our common stock that are reinvested in additional shares will be treated for federal income tax purposes as taxable distributions to the Participants. These distributions may give rise to a liability for the payment of income tax without providing the Participant with the immediate cash to pay the tax when it becomes due. For a more detailed discussion of the federal income tax consequences of participation in the Plan, please see the section entitled "U.S. Federal Income Tax Considerations."

  •
  Participants will be charged certain service fees and may be charged brokerage commissions by the Plan Administrator. See Question 10, "Are there any expenses associated with participation in the Plan?"

  •
  A Participant cannot pledge shares deposited in its Plan account until the shares are withdrawn from the Plan. See Question 21, "Will certificates be issued for shares of our common stock purchased under the Plan?"

Administration

4.     Who administers the Plan for Participants?

        Our transfer agent, Computershare Trust Company, N.A., has been designated by us as our agent to administer the Plan for Participants, maintain records, send regular statements of holdings to Participants and perform other duties relating to the Plan. Shares of our common stock purchased under the Plan will be held by the Plan Administrator as agent for Participants and registered in the name of the Plan Administrator or its nominee. Should the Plan Administrator resign, or be asked to resign, another agent will be asked to serve.

        All communications regarding the Plan should be sent to the Plan Administrator addressed as follows:

  In Writing

  For Inquiries/Communications/Transaction Processing
  Computershare Trust Company, N.A.
  P.O. Box 30170
  College Station, Texas 77842-3170

  Telephone

  Toll-free within the U.S. and Canada: +1 877 373 6374
  International telephone inquiries: +1 781 575 3100, or
  For the hearing impaired (TDD): +1 800 368 0328.

        An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays).

        Include your name, address, daytime telephone number, account key, Investor Identification Number and reference Starwood Property Trust, Inc. on all written correspondence.

  Internet

        You can order or download a Plan prospectus and enrollment form using the Internet at www.computershare.com/investor. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account. In order to access your account online, you will need to register.

Participation

5.     Who is eligible to participate?

        All holders of record of shares of our common stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of our common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names. In addition, an interested investor that is not a stockholder may participate in the Plan by making an initial cash investment in our common stock of not less than $250.00 and not more than $10,000. Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of plan. Therefore, persons residing outside the United States are responsible for complying with any such regulations. We and the Plan Administrator reserve the right to prohibit or terminate participation of any stockholder or prospective stockholder if deemed necessary or advisable under any applicable laws or regulations.

6.     How does someone become a Participant?

        An eligible stockholder may join the Plan by enrolling online at www.computershare.com/investor or by completing an enrollment form and returning it to the Plan Administrator Computershare Trust Company, N.A., P.O. Box 30170, College Station, Texas 77842-3170. An interested investor that is not presently a stockholder of our company, but desires to become a Participant by making an initial cash investment in our common stock of not less than $250.00 and not more than $10,000, may join the Plan by enrolling online at www.computershare.com/investor or by completing an initial enrollment form and forwarding it, together with such initial investment, to the Plan Administrator. An interested investor can also fund his or her initial investment by authorizing a minimum of ten recurring monthly automatic deductions of at least $25.00 from his or her U.S. bank account.

7.     When may a stockholder or an interested investor join the Plan?

        A stockholder or other interested investor may join the Plan at any time and will remain a Participant until participation is terminated (see Question 24) or all shares held in the Participant's Plan account are sold.

        If a request specifying the reinvestment of dividends is received by the Plan Administrator before the record date of a dividend payment, reinvestment commences with that dividend payment. If the request is received after the record date, reinvestment of dividends through the Plan may not begin until the dividend payment following the next record date.

8.     What does the enrollment form provide?

        The enrollment form provides eligible stockholders and interested investors with the opportunity to purchase shares of our common stock through the reinvestment of dividends and/or optional cash payments, including monthly automatic deductions. The options for dividend reinvestment are described below while information regarding optional cash payments, including monthly automatic deductions, can be found in Questions 14 and 15.

        The enrollment form provides for the purchase of additional shares of our common stock through the following reinvestment options:

        If "Full Dividend Reinvestment" is selected, the Plan Administrator will reinvest the cash dividends payable on all shares held in the Participant's Plan account and on all shares of our common stock registered in the Participant's name. In addition, the Plan Administrator will invest in our common stock all of the cash dividends on all shares subsequently registered in the Participant's Plan account, as well as any optional cash payments the Participant submits.

        If "Partial Reinvestment by Shares" is selected, the Plan Administrator will reinvest the cash dividends payable on a specific number of whole shares of our common stock registered in the Participant's Plan account and of shares of our common stock registered in the Participant's name. The dividends on all remaining shares or any future holdings, including optional cash purchases, will be paid in cash, either by check or direct deposit.

        If "All Dividends Paid in Cash (No Dividend Reinvestment)" is selected, all of the cash dividends payable on all shares held in the Participant's Plan account and on all shares of our common stock registered in the Participant's name will be paid in cash by check or direct deposit.

        If you do not specify any option when you enroll, your account will be set up for "Full Dividend Reinvestment."

        Direct Deposit of Cash Dividends—For electronic direct deposit of any dividend funds, contact the Plan Administrator to request an Authorization for Electronic Direct Deposit Form. The Participant should include a voided check or deposit slip from the bank account for which to set up direct deposit.

9.     How may Participants change investment options?

        A Participant may change its investment option at any time over the Internet, by completing a new enrollment form and returning it to the Plan Administrator or by contacting the Plan Administrator at 1-877-373-6374. A change in investment option will be effective on the dividend payment date if the request is received by the Plan Administrator before the related dividend record date. If the request is received by the Plan Administrator after the related dividend record date, the change may not be effective until the following dividend payment date.

Costs

10.   Are there any expenses associated with participation in the Plan?

        The charges for investments made for the Participants are discussed below.

        Participants will not be charged per share fees for shares purchased directly from us. However, Participants will be charged a per share fee of $0.10 per share on each purchase transaction for all purchases made in the open market.

        Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

        The fees associated with enrollment, sales and participation in the Plan are summarized in the chart below:

	Transaction Fee	Per Share Fee (Open Market Trades Only)
Reinvestment of dividends	5% of the dividend amount, up to $2.50 per quarter	$0.10 per share
Purchases through all optional cash payments	$2.50 per transaction	$0.10 per share
Batch order sales	$15.00 per sale	$0.10 per share
Market order sales	$25.00 per sale	$0.10 per share
Day limit order sales	$25.00 per sale	$0.10 per share
Good-til-cancelled (GTC) limit order sales	$25.00 per sale	$0.10 per share
Agent assistance fee	$15.00 per sale	None
Insufficient funds	$35.00 per transaction	None
Statement duplication (statements older than one year)	$20.00 per statement	None

        An agent assistance fee of $15.00 will be charged if the assistance of a customer service representative is required when selling shares of our common stock.

        A $35.00 fee will be charged to Participants for each deposit returned for unpaid funds or rejected automatic debit of a bank account. See Question 17, "How are payments with "returned funds" handled?" Also, a $20.00 fee will be charged to Participants for each duplicate statement older than one year requested by such Participants. See Question 18, "What kind of reports will be sent to Participants?"

        If a Participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge different fees from those listed above.

Purchases

11.   How many shares of our common stock will be purchased for each Participant?

        The number of shares to be purchased for a Participant's account under the Plan will depend on the amount of a Participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of our common stock. Each Participant's Plan account will be credited with that number of shares, including fractions, equal to the total amount to be reinvested or invested through optional cash payments, divided by the applicable purchase price per share.

12.   What will be the price of shares of our common stock purchased under the Plan?

        The Plan provides the Participant with a convenient and attractive method of investing cash dividends in, and/or making optional cash payments of, additional shares of our common stock. For reinvestment of dividends, the purchase price of shares issued by us under the Plan will be the average of the high and low prices of our common stock on the dividend payment date as reflected in NYSE Composite transactions. For optional cash payments, the purchase price of shares issued by us under the Plan will be the average of the high and low prices of our common stock on the investment date as reflected in NYSE Composite transactions. Optional cash payments will be invested weekly, typically on Wednesdays, or the next trading day if Wednesday is not a trading day. See also Question 14, "How are optional cash payments made?"

        For shares of our common stock purchased on the open market, the Plan Administrator may combine a Participant's funds with funds of other Participants and generally will batch purchase types (cash dividends and optional cash payments) for separate execution by its broker. At the Plan Administrator's discretion, these batches may be combined and executed by its broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of our common stock, the Plan Administrator's broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of our common stock purchased for each Participant's account, whether purchased with reinvested cash dividends, with initial cash investments or with optional cash payments, shall be the weighted average price of the specific batch for shares of our common stock purchased by the Plan Administrator's broker on that investment date. See Question 10, "Are there any expenses associated with participation in the Plan?"

        With respect to purchases of shares of our common stock that the Plan Administrator makes under the Plan on the open market, the Plan Administrator, or a broker that the Plan Administrator selects, will determine the timing, manner and terms of such purchases.

        Since purchase prices for our common stock are established on the applicable investment date, a Participant loses any advantages otherwise available from being able to select the timing of investments.

        Participants should recognize that neither we nor the Plan Administrator can assure a profit or protect against a loss on shares of our common stock purchased under the Plan.

13.   What is the source of shares purchased under the Plan?

        The Plan provides the Plan Administrator the flexibility of using dividends and optional cash payments to purchase shares of our common stock from us out of our authorized but unissued shares of our common stock or on the open market. Share purchases in the open market may be made on any stock exchange where our common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. The Plan Administrator will invest all cash dividends as soon as practicable after receipt and will invest all optional cash payments as described below in Question 14, and in no event will any investment occur later than 30 days for reinvested dividends and 35 days for optional cash payments after receipt, except when compliance with federal and state securities laws or other regulatory authorities and temporary curtailment or suspensions of any trading in our common stock mandate it. Neither we nor any Participant will have any authority or power to select a broker or direct the date, time or price at which shares may be purchased by the Plan Administrator.

14.   How are optional cash payments made?

        Optional cash payments may be made at any time and in varying amounts of not less than $25.00 per transaction and not to exceed $10,000 per month. A stockholder may make an optional cash payment when enrolling in the Plan by enclosing a check (made payable to Computershare/Starwood Property Trust, Inc.) with the enrollment form. Thereafter, optional cash payments may be submitted by mailing or delivering to the Plan Administrator a check (made payable to Computershare/Starwood Property Trust, Inc.). The coupon that appears on the Plan statement should accompany each such payment. Participants may also submit optional cash payments over the Internet or establish a monthly automatic debit of their authorized bank accounts, as described in Question 15 below.

        Optional cash payments will be invested weekly beginning on Wednesdays, or the next business day if Wednesday is a holiday. Optional cash payments in the form of physical checks received no later than the business day preceding an investment date will be invested on such investment date. Optional cash payments in the form of physical checks received after the business day preceding an investment date will be invested on the following investment date. Checks should be made payable to Computershare/Starwood Property Trust, Inc. and should be payable in U.S. funds drawn on a U.S. bank. Cash, money orders and third-party checks will not be accepted. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. The same amount of money need not be sent for each investment, and there is no obligation to make an optional cash payment. Due to the frequency of investments, the Plan Administrator will not honor any requests for refunds.

15.   May Participants have additional investments automatically deducted from a bank account?

        Yes, Participants may authorize recurring monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association. To authorize recurring monthly automatic deductions, Participants may enroll over the Internet or complete a direct debit authorization form by indicating the dollar amount, their bank account number, the U.S. bank routing number and returning it to the Plan Administrator with a voided blank check or savings deposit slip attached.

        Direct debit authorization forms may be obtained by contacting the Plan Administrator. A Participant's direct debit authorization form will be processed and become effective as promptly as practical. However, a Participant should allow four to six weeks for the first investment to be initiated. Funds will be debited from the Participant's applicable bank account on the 15th of each month, or the next business day, and will be invested on the first investment date following the debit of funds from the Participant's bank. A Participant may terminate an automatic monthly withdrawal of funds or change the dollar amount, the bank account number, or the bank routing number by contacting the Plan Administrator over the Internet, calling +1 877 373 6374 or writing to the Plan Administrator at the address provided in Question 4. Any changes or terminations will take effect in the same month, provided the request is received by the Plan Administrator at least seven business days prior to the date of the scheduled deduction. The Participant will be responsible for all processing fees and any other costs his or her bank may charge in connection with deductions from his or her U.S. bank account.

        Participants may make optional cash payments as low as $25.00.

16.   May I invest more than the Plan maximum of $10,000 per month per account?

        Large Cash Purchases in excess of $10,000 per month (including any initial investments in excess of $10,000) may be made only by investors that submit Large Cash Purchase requests that are approved by us, in our sole discretion.

        Submission of Requests for Waiver.    We, in our sole discretion, will determine whether to accept Large Cash Purchase requests at any time. Investors who wish to make Large Cash Purchases for any month should telephone us at +1 203 422 7788 to determine if we will be considering Large Cash Purchase requests for such month. When you call, you will be informed of one of the following:

  •
  that we are not currently considering Large Cash Purchase requests; or

  •
  that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Large Cash Purchase request form.

        Large Cash Purchase request forms may be obtained online through our website at http://ir.starwoodpropertytrust.com or by calling us at +1 203 422 7788. We must receive completed Large Cash Purchase requests by email at ztanenbaum@starwood.com or facsimile +1 203 489 4115 no later than 3:00 p.m. Eastern Time, on the third business day before the first day of the "pricing period" for the applicable waiver period, as described below. We will notify by telephone any investor whose Large Cash Purchase request we have approved (including the amount of the investment approved) by 5:00 p.m. Eastern Time, on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Eastern Time, on the business day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Eastern Time, on such business day will be returned without interest.

        Action on Large Cash Purchase Requests.    We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

  •
  whether the Plan is then purchasing shares of our common stock from us or in the open market;

  •
  our need for additional funds;

  •
  the attractiveness of obtaining funds through the sale of shares of our common stock under the Plan compared to other available sources of funds;

  •
  the purchase price likely to apply to any sale of shares of our common stock under the Plan;

  •
  the party submitting the request, including the extent and nature of that party's prior participation in the Plan and the number of shares of our common stock held by that party; and

  •
  the aggregate amount of Large Cash Purchases in excess of $10,000 for the month for which we have received Large Cash Purchase requests under the Plan.

        Large Cash Purchases will be priced as follows:

  •
  To determine the purchase price of shares of our common stock purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the "pricing period" for the applicable investment. The pricing period will consist of one to 10 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares of our common stock, subject to the qualifications described below. Each day in the pricing period on which shares are purchased is referred to as a "Purchase Date." The price for shares purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the volume weighted average price, rounded to four decimal places, of shares of our common stock, as reported by the NYSE only, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing print, on the Purchase Date. We will obtain this pricing information from Bloomberg, LP or, if Bloomberg, LP is no longer providing this information, another authoritative source.

  •
  We may establish for each pricing period a minimum, or "threshold," price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs.

  •
  If established for any pricing period, the threshold price will be stated as a dollar amount which the volume weighted average price of shares of our common stock, rounded to four decimal places, as reported by the NYSE only, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, up to and including the closing print, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date and no funds will be invested in shares of our common stock on that date. Funds that are not invested will be returned without interest, as described below.

  •
  The establishment of the threshold price and the potential return of a portion of investment funds applies only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

  •
  If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to five trading days, during which the threshold price is not satisfied or there are no trades of shares of our common stock on the NYSE.

  •
  If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period will be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, each of those three trading days will be a Purchase Date for that pricing period.

  •
  We may establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but are not obligated to do so. The discount (if any) will range from 0% to 5% of the regular market price and may vary in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of our common stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

  •
  Any investor purchasing shares of our common stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares will not be credited to such investor's account until the conclusion of the pricing period unless we use the "continuous settlement feature" described below for that pricing period.

  •
  If we elect to use the continuous settlement feature, shares will be credited to the Plan accounts of investors purchasing shares pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares to be sold pursuant to a Large Cash Purchase request.

  •
  We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of our common stock because the threshold price is not met or shares of our common stock are not traded on the NYSE on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the NYSE compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed

    Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of our common stock are not traded on the NYSE.

17.   How are payments with "returned funds" handled?

        In the event that any deposit is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such money null and void and shall immediately remove from the Participant's Plan account shares, if any, purchased upon the prior credit of such money. The Plan Administrator shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant's Plan account to satisfy the uncollected balance. A $35.00 fee will be charged for any deposit returned unpaid.

Reports to Participants

18.   What kind of reports will be sent to Participants in the Plan?

        Participants will receive a transaction confirmation after any optional cash payment has been converted to additional shares of our common stock to be held in a Participant's Plan account.

        Participants will also receive a quarterly year-to-date investment statement shortly after the completion of each dividend investment. The statement will reflect year-to-date transactions, such as:

  •
  shares of our common stock purchased through dividend reinvestment;

  •
  shares of our common stock purchased with optional cash payments;

  •
  shares of our common stock transferred;

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  shares of our common stock sold;

  •
  partial withdrawals; and

  •
  Plan termination.

        In addition, the statements will also include specific cost basis information in accordance with applicable law. The statements provide a continuous record of transactions and Participants should retain them for income tax purposes. Participants will also receive copies of any amendments or supplements to the prospectus relating to the Plan and will receive the same communications as any other stockholder, including annual reports, notices of annual meetings, and proxy statements. See also "Where You Can Find More Information."

        Please note, a $20.00 fee will be charged to Participants for each duplicate statement older than one year requested by Participants.

Dividends

19.   How are dividends credited to Participants' accounts under the Plan?

        On shares of our common stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant's Plan account and reinvested in additional shares of our common stock. Participants who do not elect dividend reinvestment will receive cash dividends, if authorized and declared, by checks as usual. Stockholders who do not participate in the Plan will receive cash dividends, if authorized and declared, by check as usual.

20.   Will Participants be credited with dividends on fractions of shares?

        Yes, and dividends will be paid on the fractional shares computed to six decimal places.

21.   Will certificates be issued for shares of our common stock purchased under the Plan?

        Our common stock is recorded by book-entry procedures and is not represented by stock certificates. Therefore, certificates for shares of our common stock purchased under the Plan will not be issued. Shares will be held in the name of the Plan Administrator or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on such Participant's statement of holdings.

        Shares held by the Plan Administrator for the account of a Participant may not be pledged. A Participant who wishes to pledge such shares must first withdraw such shares from the Plan in accordance with the procedures described in Question 24.

22.   In whose name will shares be held?

        A Participant's account under the Plan will be maintained in the name in which its shares of our common stock were registered at the time the Participant enrolled in the Plan.

23.   Can Participants transfer shares that they hold in the Plan to someone else?

        Yes. Participants may transfer ownership of some or all of their shares held through the Plan by calling the Plan Administrator at +1 877 373 6374 for complete transfer instructions. Participants may also obtain information about transferring shares through the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide a Participant through the transfer process, assist in completing the transfer form, and identify other necessary documentation Participants may need to provide. Participants will be asked to send to the Plan Administrator written transfer instructions and to have their signatures "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the shares in the Participant's Plan account. A notary is not sufficient.

        Participants may transfer shares to new or existing stockholders of our company. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share. If your account balance falls below one full share, the Plan Administrator may sell the fractional share and mail you a check for the proceeds, less any applicable fees.

Termination of Participation

24.   How does a Participant terminate participation in the Plan or withdraw from the Plan with respect to a portion of shares?

        A Participant may terminate participation in the Plan, or withdraw from the Plan with respect to a portion of the shares in the Participant's Plan account, at any time by notifying the Plan Administrator through the Internet, by calling the Plan Administrator at +1 877 373 6374 or by notifying the Plan Administrator in writing. If the notice of termination is received by the Plan Administrator near the record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares of our common stock on behalf of the discontinuing Participant. If such dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to the Participant, less any applicable fees. Upon receipt, the Plan Administrator, in accordance with the Participant's instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares of our common stock enrolled and/or held in a Participant's Plan account, but continue to hold whole shares in book entry form on his or her behalf and issue a cash payment for any cash in lieu of a fractional share less any applicable fees; (b) sell the whole shares credited to a Participant's Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less any applicable fees (See Question 25, "May a portion of a Participant's Plan shares be sold?"); or (c) electronically transfer a Participant's shares to a broker of choice, or any combination of the foregoing. After a Participant terminates participation in the Plan, all dividends will be paid to the Participant in the usual manner unless the Participant re-elects to participate in the Plan.

Sale of Plan Shares

25.   May a portion of a Participant's Plan shares be sold?

        Yes. A Participant may instruct the Plan Administrator to sell his or her shares under the Plan in one of four ways—through a Batch Order, Market Order, Day Limit Order or GTC Limit Order.

        Batch Order:    A Batch Order is an accumulation of all sale requests for a security submitted together as a collective request. Batch Orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for Batch Orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as Batch Order sales. The Plan Administrator will seek to sell shares of our common stock in round lot (100 shares) transactions. For this purpose, the Plan Administrator may combine each selling Plan Participant's shares with those of other selling Participants. In every case of a Batch Order sale, the proceeds to each selling Plan Participant for each share of our common stock sold will be the weighted average sale price obtained by the Plan Administrator's broker for each aggregate order placed by the Plan Administrator and executed by the broker less a transaction fee of $15.00 per sale and a per share fee of $0.10.

        Market Order:    A Market Order is a request to sell a Participant's shares promptly at the current market price. Market Order sales are only available at www.computershare.com/investor, through Investor Center, or by calling the Plan Administrator directly at +1 877 373 6374. Market Order sale requests received at www.computershare.com/investor, through Investor Center, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m., Eastern Time). Any orders received after 4:00 p.m., Eastern Time, will be placed promptly on the next day the market is open. Depending on the number of shares of our common stock being sold and current trading volume in such shares, a Market Order may only be partially filled or not filled at all on the trading day on which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if a Participant's shares were sold, he or she should check his or her account online at www.computershare.com/investor or call the Plan Administrator directly at +1 877 373 6374. If a Participant's Market Order sale was not filled and he or she still wants the shares sold, the Participant will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator's broker, less a transaction fee of $25.00 per sale and a per share fee of $0.10.

        Day Limit Order:    A Day Limit Order is an order to sell a Participant's shares when and if the shares of our common stock reach a specific price on a specific day. The order is automatically cancelled if the price is not met by the end of that trading day, or, for orders placed outside of market hours, the next trading day. Depending on the number of shares of our common stock being sold and current trading volume in such shares, a Participant's order may only be partially filled, in which case the remainder of his or her order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator's broker has not filled the order, at the Participant's request made online at www.computershare.com/investor or by calling the Plan Administrator directly at +1 877 373 6374. Each Day Limit Order sale will incur a transaction fee of $25.00 per sale and a per share fee of $0.10.

        Good-Til-Cancelled (GTC) Limit Order:    A GTC Limit Order is an order to sell a Participant's shares when and if the price of shares of our common stock reaches a specific price at any time while the order remains open (up to 30 days). Depending on the number of shares of our common stock being sold and current trading volume in such shares, sales may be executed in multiple transactions and may be traded on more than one day. The order, or any unexecuted portion thereof, is automatically cancelled if the price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator's broker has not filled the order, at the Participant's request made online at www.computershare.com/investor or by calling the Plan Administrator directly at +1 877 373 6374. Each GTC Limit Order sale will incur a transaction fee of $25.00 per sale and a per share fee of $0.10.

        Per share fees include any applicable brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The Plan Administrator may, for various reasons, require a sales request to be submitted in writing. Participants should contact the Plan Administrator to determine if there are any limitations applicable to a particular sale request. An additional agent assistance fee of $15.00 will be charged if the assistance of a customer service representative is required when selling shares of our common stock.

        Participants should be aware that the price of our shares of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

        If a Plan Participant elects to sell shares online at www.computershare.com/investor through Investor Center, he or she may utilize the Plan Administrator's international currency exchange service to convert sale proceeds to local currency prior to being sent to the Plan Participant. Receiving your sales proceeds in a local currency and having a check drawn on a local bank avoids the time consuming and costly "collection" process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which a Participant must agree to online.

        The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares of our common stock for the Plan are sold (except for prices specified for Day Limit Orders or GTC Limit Orders), and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

        If you want to sell shares through your own broker, you may request your broker to transfer shares electronically from your Plan account to your brokerage account.

        Plan Participants must perform their own research and must make their own investment decisions. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.

        Sales of shares of our common stock may be subject to our insider trading policy.

Tax Consequences of Participation in the Plan

26.   What are the federal income tax consequences of participation in the Plan?

        Distributions on shares of our common stock that are reinvested in additional shares will be treated for federal income tax purposes as taxable distributions to the Participants. These distributions may give rise to a liability for the payment of income tax without providing the Participant with the immediate cash to pay the tax when it becomes due. For a more detailed discussion of the federal income tax consequences of participation in the Plan, please see "U.S. Federal Income Tax Considerations." Non-U.S. holders who participate in the Plan may be subject to U.S. federal withholding taxes and receive stock net of such withholding taxes. Prospective non-U.S. Participants are encouraged to consult with their tax advisors regarding the implication of such withholding taxes in connection with participating in the Plan.

Other Information

27.   What happens if we issue a stock dividend, declare a stock split or have a rights offering?

        In the event of a stock split or a stock dividend payable in shares of our common stock, the Plan Administrator will receive and credit to each Plan Participant's account the applicable number of whole and fractional shares of our common stock based both on the number of shares of our common stock held in the Plan Participant's account and, with respect to stockholders participating in the Plan, the number of shares of our common stock registered in the Participant's own name as of the record date for the stock dividend or split. In the event we make available to stockholders rights to purchase additional shares of our common stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts and registered in their names on the record date established for determining stockholders who are entitled to such rights. The Plan Administrator or a broker/dealer will sell such rights, credit the proceeds to the Participant's Plan account, and apply the proceeds to the purchase of shares of our common stock on the next investment date. If a Participant wishes to exercise, transfer, or sell any such rights, the Participant must request, prior to the record date for the issuance of any such rights, that the Plan Administrator transfer the shares from the Plan account and register them in the Participant's name.

        Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or other corporate action.

28.   How will a Participant's shares be voted at meetings of stockholders?

        The Plan Administrator will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Plan Administrator will vote any full and/or fractional shares of our common stock held in the Participant's Plan account and registered in the Participant's name in accordance with the Participant's directions. If Participants sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of their shares will be voted in accordance with the recommendations of our management. If a Participant does not return a signed proxy to the Plan Administrator, or returns it unsigned, the Plan Administrator will not vote such shares.

29.   What are the responsibilities of our company and the Plan Administrator under the Plan?

        In administering the Plan, neither we nor the Plan Administrator is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant's account upon such Participant's death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold (except for prices specified for Day Limit Orders or GTC Limit Orders), or (iii) as to the value of the shares acquired for Participants. Selling Participants should be aware that the share price of our common stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

        The Plan Administrator is authorized to choose a broker/dealer at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker/dealer utilized in share transactions within a reasonable time upon written request from the Participant.

        The Plan Administrator is acting solely as agent for us and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

        In the absence of negligence or willful misconduct on its part, the Plan Administrator shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, natural disaster, civil unrest, state of war, fire, power failure, equipment failure, act of terrorism, or similar events beyond the Plan Administrator's control. The Plan Administrator will make reasonable efforts to minimize performance delays or disruptions in the event of such occurrences.

        THE PARTICIPANT SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

30.   May the Plan be changed or discontinued?

        While the Plan is intended to continue indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan. Notice of such suspension, termination or modification will be sent to all Participants. Changes or termination to the Plan will not affect a Participant's rights as a stockholder in any way and any book-entry shares owned will continue to be credited to a Participant's account unless specifically requested otherwise. We intend to use our best efforts to maintain the effectiveness of the registration statement filed with the Securities and Exchange Commission, or the SEC, covering the offer and sale of our common stock under the Plan. However, we have no obligation to offer, issue or sell our common stock to Participants under the Plan if, at the time of the offer, issuance or sale, such registration statement is for any reason not effective. Also, we may elect not to offer or sell our common stock under the Plan to Participants residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the stockholders and any optional cash payments received from such stockholder will be returned to him.

        The Plan Administrator also may terminate a Plan Participant's account if he or she does not own at least one whole share. In the event that a Plan Participant's account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less any applicable fees, will be sent to the Participant and the account will be closed.

31.   Can checks be written against the Participant's Plan account?

        No. A Participant may not draw checks or drafts against its Plan account.

32.   Who interprets and regulates the Plan?

        We have the sole right to interpret and regulate the Plan and make all decisions thereunder.

33.   What law governs the Plan?

        The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material rights and preferences of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and amended and restated bylaws, or bylaws, and the other documents we refer to for a more complete understanding of our capital stock. Copies of our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. As of November 21, 2016, 238,589,930 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

        Under Maryland law, stockholders are not personally liable for the debts or obligations of a corporation solely as a result of their status as stockholders.

Shares of Common Stock

        Subject to the preferential rights of any other class or series of shares of stock and to the restrictions on ownership and transfer of shares of stock contained in our charter, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

        The shares of common stock that we may offer will be issued by us and do not represent any interest in or obligation of Starwood Capital Group or any of its affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other governmental agency or any insurance company. The shares of common stock that we may offer will not benefit from any insurance guarantee association coverage or any similar protection.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock have equal dividend, liquidation and other rights.

        Under the Maryland General Corporation Law, or the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides that these matters (other than the removal of directors for cause and an amendment to our charter related to the removal of directors for cause) may be approved by a majority of all of the votes entitled to be cast on the matter. Our charter also provides that we may sell or transfer all or substantially all of our assets if approved by our board of directors and by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Shares of Preferred Stock

        Our board of directors may authorize the issuance of shares of preferred stock in one or more series and may determine, with respect to any such series, the rights, preferences, privileges and restrictions of the preferred stock, including:

  •
  distribution rights;

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  conversion rights;

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  voting rights;

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  restrictions on ownership and transfer;

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  redemption rights and terms of redemptions; and

  •
  liquidation preferences.

        The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. In addition, any preferred stock that we issue could rank senior to our common stock with respect to the payment of distributions, in which case we could not pay any distributions on our common stock until full distributions have been paid with respect to such preferred stock.

Power to Reclassify Our Unissued Shares of Stock

        Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

        We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Internal Revenue Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock (the common stock ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (the aggregate share ownership limit). We refer to the common stock ownership limit and the aggregate share ownership limit collectively as the "ownership limits." A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a "purported beneficial transferee" if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our shares of stock, or is referred to as a "purported record transferee" if, had the violative transfer been effective, the person or entity would have been solely a record owner of our shares of stock.

        The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock and thereby subject the shares of common stock or total shares of stock to the applicable ownership limits.

        Our board of directors may, in its sole discretion, exempt (prospectively or retroactively) a person from the above-referenced ownership limits. However, our board of directors may not exempt any person whose actual or constructive ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or an Internal Revenue Service, or IRS, ruling satisfactory to our board of directors with respect to our qualification as a REIT.

        In connection with the waiver of the ownership limits or at any other time, our board of directors may from time to time increase or decrease the ownership limits for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or total shares of stock, as applicable, is in excess of such decreased ownership limits until such time as such person's or entity's percentage of our shares of common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of our shares of common stock or total shares of stock, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

        Our charter provisions further prohibit:

  •
  any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

  •
  any person from transferring our shares of stock if such transfer would result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to immediately give written notice to us, or, in the case of such proposed or attempted transaction, give at least 15 days' prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

        The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Pursuant to our charter, if any transfer of our shares of stock would result in our shares of stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to a trustee, or the charitable trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be void.

        Shares of stock transferred to the charitable trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, in the case of a devise or gift, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the charitable trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the charitable trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the charitable trustee with respect to such shares of stock will be paid to the charitable beneficiary.

        If we do not buy the shares, the charitable trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits. After that, the charitable trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares for value (for example, in the case of a gift, devise or other transaction), the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trustee for the shares held in the trust. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the charitable trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the charitable trustee.

        The charitable trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the charitable trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the charitable trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the charitable trustee.

        Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the charitable trustee will have the authority, at the charitable trustee's sole discretion:

  •
  to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

  •
  to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the beneficiary of the trust.

        However, if we have already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.

        In addition, if our board of directors or other permitted designees determine in good faith that a transfer or other event would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall, upon demand, be required to provide us with such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is Computershare Trust Company, N.A.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of the material United States federal income tax consequences of an investment in stock of Starwood Property Trust, Inc. For purposes of this section under the caption "U.S. Federal Income Tax Considerations," references to "Starwood Property Trust, Inc.," "we," "our" and "us" mean only Starwood Property Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that we will operate Starwood Property Trust, Inc. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

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  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  partnerships and trusts;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment; and

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  except to the extent discussed below, tax-exempt organizations and foreign investors.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our shares of stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

        This summary assumes that investors will hold their stock as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our stock will depend on the stockholder's particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity-level tax if we make distributions attributable to "excess inclusion income." See "Taxation of Starwood Property

Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income" below. A similar tax may be payable by persons who hold our stock as nominees on behalf of tax exempt organizations. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Starwood Property Trust, Inc.

        We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2009. We believe that we have been organized, and operated and expect to continue to operate in such a manner as to remain qualified for taxation as a REIT.

        In connection with the filing of this prospectus, we expect to receive an opinion of Sidley Austin LLP, or Tax Counsel, to the effect that, commencing with our initial taxable year ended December 31, 2009, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Tax Counsel will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Tax Counsel or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Tax Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be monitored or reviewed on a continuing basis by Tax Counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Under current law, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be subject to tax at rates applicable to ordinary income. See "Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See "Taxation of Stockholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including the limitation on deductions of any net operating losses.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions", and "—Foreclosure Property", below.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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  If we derive "excess inclusion income" from an interest in certain mortgage loan securitization structures (i.e., from a taxable mortgage pool, or TMP, or a residual interest in a real estate mortgage investment conduit, or REMIC, we could be subject to corporate level U.S. federal income tax currently at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as "disqualified organizations" that are not subject to unrelated business income tax. Similar rules will apply if we own an equity interest in a TMP through a subsidiary REIT of our operating partnership. To the extent that we own a REMIC residual interest or a TMP through a taxable REIT subsidiary, or TRS, we will not be subject to this tax directly, but will indirectly bear such tax economically as the shareholder of such a TRS. See "—Taxable Mortgage Pools and Excess Inclusion Income" below.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General."

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  A 100% tax may be imposed on transactions between us and a TRS (as defined below) that do not reflect arm's length terms.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

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  The earnings of any subsidiaries that are subchapter C corporations, including any TRSs (as defined below), are subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

  Requirements for Qualification—General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

  (7)
  that meets other tests described below, including with respect to the nature of its income and assets.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, was 2009). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

        To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (that is, the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of our stock and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.

        The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under "—Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see "—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

        Ownership of Partnership Interests.    If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset test, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        Disregarded Subsidiaries.    If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below) that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—or is classified as a TRS, the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a qualified REIT subsidiary. See "—Asset Tests" and "—Income Tests."

        Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, could be treated in our hands as prohibited transactions.

        The "earnings stripping" rules of Section 163(j) of the Internal Revenue Code limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm's-length basis; however we cannot assure you that we will be successful in avoiding this excise tax.

        We may hold a significant amount of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% (20% for taxable years beginning after December 31, 2017) of our assets. In general, we intend that loans or properties that we originate or purchase with an intention of selling in a manner that might expose us to a 100% tax on "prohibited transactions" will be originated or sold by a TRS. The TRS through which any such sales of loans are made may be treated as a dealer for U.S. federal income tax purposes. As a dealer, the TRS would in general mark all the loans it holds on the last day of each taxable year to their market value, and would recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, the TRS may further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a "trader" as opposed to a "dealer" for U.S. federal income tax purposes.

Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities, or MBS), "rents from real property," dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See "—Derivatives and Hedging Transactions."

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

        We intend to invest in CMBS, RMBS, and agency securities that are either pass-through certificates or collateralized mortgage obligations as well as mortgage loans and mezzanine loans. We expect that the CMBS, RMBS, and agency securities will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from our CMBS, RMBS, and agency securities will be qualifying income for the 95% gross income test. In certain circumstances, payments we receive with respect to CMBS that we own may be made by certain affiliated entities pursuant to credit enhancement provided by those entities. We believe that any such payments constituting gross income to us will be qualifying income for purposes of the 75% and 95% gross income tests, but there can be no assurance that the IRS will agree with that characterization of such payments. In the case of MBS treated as interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans will be qualifying income for purposes of the 75% gross income test to the extent that such loans are secured by real property, as discussed above. In the case of CMBS, RMBS, or agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC regular interests are benefitted by interest swap or cap contracts or other derivative instruments that could produce some non-qualifying income for the holder of the REMIC regular interests. We expect that substantially all of our income from mortgage related securities will be qualifying income for purposes of the REIT gross income tests.

        We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

        See below under "—Asset Tests" for a discussion of the effect of our investment in CMBS or RMBS on our qualification as a REIT.

        We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See "—Taxation of REITs in General," "—Requirements for Qualification—General," "—Asset Tests" and "—Failure to Qualify."

        We may invest in construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year, and other requirements are met. For purposes of construction loans, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan.

        Rents received by us, if any, will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which we derive no revenue. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

        We may provide limited services to residents at residential properties we own. We intend that services with respect to properties that will be provided by us directly will be usually or customarily rendered in connection with the rental of space for occupancy only and will not be otherwise rendered to particular tenants or, if considered impermissible tenant services, income from the provision of such services will be received by an independent contractor from which we do not receive or derive any income.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into agreements to make loans secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

        Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test. See "—Derivatives and Hedging Transactions."

        Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

        Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Timing Differences Between Receipt of Cash and Recognition of Income

        Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

        We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as "market discount" for U.S. federal income tax purposes. We will generally accrue market discount during the term of the debt instrument and report the accrued market discount as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our (and our stockholders') ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible "income early, losses later" phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.

        Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and income will be accrued based on the assumption that all future payments due on the MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the MBS are not made.

        In addition, pursuant to our investment strategy, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are "significant modifications" under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument's tax basis.

        In addition, in the event that any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur (including certain securitizations), to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements."

Asset Tests

        At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. At least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, "real estate assets" include (i) mortgage loans secured by interests in real property, such as land, buildings, leasehold interests in real property, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease, (ii) interests in real property, (iii) in general, interests in CMBS and RMBS, (iv) stock of other corporations that qualify as REITs, and (v) debt instruments issued by REITs that are required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or Publicly Offered REITs, provided such debt instruments that would not otherwise qualify as "real estate assets" do not exceed 25% of the value of our total assets.

        Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below. First, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets. Second, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Third, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met.

        Certain securities will not cause a violation of the 10% asset test (by value) described above. Such securities include instruments that constitute "straight debt," which includes, among other things, securities having certain contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        We intend to invest in CMBS, RMBS, and agency securities that are either pass-through certificates or collateralized mortgage obligations as well as mortgage loans and mezzanine loans. We expect that the CMBS, RMBS, and agency securities will be treated either as interests in grantor trusts or as interests in REMICs for federal income tax purposes. In the case of MBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our MBS treated as interests in grantor trust will qualify as real estate assets.

        Any interests that we hold in a REMIC, including CMBS or RMBS that are structured as interests in REMICs, will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a "residual interest" in a REMIC or in a TMP, from which we derive "excess inclusion income," we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption to the extent allocable to foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See "—Taxable Mortgage Pools and Excess Inclusion Income."

        To the extent that we hold mortgage participations or MBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

        In addition, in certain cases, the modification of a debt instrument could result in the conversion of the instrument from a qualifying real estate asset to a wholly or partially non-qualifying asset that must be contributed to a TRS or disposed of in order for us to maintain our REIT status.

        In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See "—Income Tests." We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as "straight debt" securities or for one of the other exclusions from the definition of "securities" for purposes of the 10% asset test. We intend to try to make such investments in such a manner as not to fail the asset tests described above.

        We do not expect to obtain independent appraisals to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

        Certain relief provisions are available to allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset test requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

        (a)   the sum of

          (1)   90% of our "REIT taxable income," computed without regard to our net capital gains and the deduction for dividends paid, and

          (2)   90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

        (b)   the sum of specified items of noncash income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends," unless, for distributions made in taxable years beginning after December 31, 2014, we are a Publicly Offered REIT. A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. We believe that we are, and expect we will continue to be, a Publicly Offered REIT.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent of current earnings and profits for such tax year. See "—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. This may be an issue, in particular, with respect to our investments in distressed or modified debt instruments. See "—Timing Differences Between Receipt of Cash and Recognition of Income." Potential sources of non-cash taxable income include:

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  "residual interests" in REMICs or taxable mortgage pools;

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  loans or MBS held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

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  loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

        In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to try to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

        We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Certain foreign currency gains recognized after July 30, 2008 would be excluded from gross income for purposes of one or both of the gross income tests, as discussed above. See above under "—Income Tests.

Derivatives and Hedging Transactions

        We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction, which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, that we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) and (iii) to hedge the income or expense from prior transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

        An entity, or a portion of an entity, may be classified as a TMP under the Internal Revenue Code if

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  substantially all of its assets consist of debt obligations or interests in debt obligations,

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  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

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  the entity has issued debt obligations (liabilities) that have two or more maturities, and

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  the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

        Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

        A portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income." Under recently issued IRS guidance, the REIT's excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of "excess inclusion income" allocated to them. A stockholder's share of excess inclusion income:

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  cannot be offset by any net operating losses otherwise available to the stockholder,

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  is subject to tax as unrelated business taxable income in the hands of stockholders that are otherwise generally exempt from U.S. federal income tax, and

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  results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption to the extent allocable to foreign stockholders.

        See "—Taxation of Stockholders." Under IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT might, if permitted, reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder's ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT's compliance with its distribution requirements. See "—Annual Distribution Requirements." The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders could be significantly increased. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

        If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Tax Aspects of Investments in Partnerships

General

        We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See "Taxation of Starwood Property Trust, Inc.—Effect of Subsidiary Entities—Ownership of Partnership Interests."

Entity Classification

        Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in "Taxation of Starwood Property Trust, Inc.—Asset Tests" and "—Income Tests," and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See "Taxation of Starwood Property Trust, Inc.—Asset Tests," "—Income Test" and "—Failure to Qualify," above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

        Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Partnership Audit Rules

        The recently enacted Bipartisan Budget Act of 2015 changes the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Treasury Department. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our common stock.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to

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  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

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  dividends received by the REIT from TRSs or other taxable C corporations, or

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  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. The distributions we designate as capital gain dividends may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. The IRS requires a REIT that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income, such as net capital gains, for each tax year based upon the percentage of total dividends distributed to each class for such year. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "Taxation of Starwood Property Trust, Inc.—Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits, distributions with respect to our preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis. In addition, the IRS requires a REIT that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income, such as net capital gains, for each tax year based upon the percentage of total dividends distributed to each class for such year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Taxation of Starwood Property Trust, Inc.—Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources. In addition, any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent that we have current earnings and profits.

        In certain circumstances, we may make a taxable distribution of our stock as part of a distribution in which stockholders may elect to receive stock or (subject to a limit measured as a percentage of the total distribution) cash. In this circumstance, a stockholder generally must include the sum of the value of our stock and the amount of cash received in its gross income as dividend income to the extent that such stockholder's share of the distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any of our stock received as part of a distribution is generally equal to the amount of cash that could have been received instead of our stock. Depending on the circumstances of the stockholder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such stockholder would have to pay the tax using cash from other sources. A stockholder that received our stock pursuant to a distribution generally has a tax basis in such stock equal to the amount of cash that would have been received instead of our stock as described above, and a holding period in such stock that begins on the day following the payment date for the distribution.

        If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See "Taxation of Starwood Property Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income." As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

        Dispositions of Our Stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Medicare Contribution Tax on Unearned Income.    A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person's "net investment income" for the relevant taxable year and (2) the excess of the U.S. person's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). Net investment income generally includes dividends, and net gains from the disposition of stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. person that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our stock.

        Information Reporting and Backup Withholding.    We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax.

        Any amount withheld under these rules will be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the IRS with certain required information.

Participation in the Plan by Participants who are Domestic Stockholders

        Distributions on shares of our common stock held by domestic stockholders who participate in the Plan and that are reinvested in additional shares will be treated for federal income tax purposes as taxable distributions to such holders. Accordingly, participation in the dividend reinvestment program will generally result in a domestic stockholders being treated, for U.S. federal income tax purposes, as having received a distribution equal to the fair market value of the shares on the date actually acquired from us. If a domestic stockholder elects to make optional cash payments, such domestic stockholder will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the shares on the purchase date over the amount of its optional cash payment. These distributions may give rise to a liability for the payment of income tax without providing such domestic stockholder with the immediate cash to pay the tax when it becomes due. Each domestic stockholder will receive a Form 1099-DIV after the end of the year which will show for the year the holder's total dividend income, amount of any return of capital distribution and amount of any capital gain dividend.

        Under the Plan, we will pay certain administrative charges (but not per share fees, which include any applicable brokerage commissions the Plan Administrator is required to pay) on behalf of domestic stockholders participating in the Plan with respect to the reinvestment of dividends. The IRS has held in certain private letter rulings that per share fees paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan or pursuant to the optional cash purchase features of a plan were to be treated as constructive distributions to participants who were stockholders of the corporation. In these rulings, the IRS determined that the payment of these fees was subject to income tax in the same manner as distributions and includable in the participant's cost basis of the shares purchased. However, we intend to take the position that administrative charges of the Plan paid by us are for our benefit and thus are not constructive distributions to domestic stockholders.

        We believe and intend to take the position for information reporting purposes that the Plan qualifies as a "dividend reinvestment plan", or a DRP (as defined in applicable Treasury regulations). Absent an election to the contrary from a Participant, the Plan Administrator intends to use the first-in, first-out method when determining the tax basis of any shares of our common stock acquired by or for a Participant under the Plan. Under this method, the shares sold or transferred are charged against the earliest lot purchased or acquired by or for a Participant to determine the basis of the shares. In the alternative, Participants may designate their preference for "specific identification" cost basis or may designate their preference for the "average basis method" at any time. Such designation must be in writing to the Plan Administrator. An investor who participates in a DRP may use the "average basis method" when determining the tax basis of any shares they hold in the DRP. Under this method, after a Participant notifies the Plan Administrator of their election to use the average basis method, all sales or other dispositions of shares of our common stock that such Participant holds in the Plan would generally have a single basis, which would be determined by averaging the basis of all shares acquired through the Plan since such date.

        Unless an alternative method is elected, a domestic stockholder's tax basis in the shares of common stock acquired under the dividend reinvestment features of the Plan generally will equal the total amount of distributions the domestic stockholder is treated as receiving, as described above, plus any per share fees paid by such domestic stockholder. A domestic stockholder's tax basis in the shares of common stock acquired through an optional cash purchase under the Plan generally will equal the total amount of any distributions the domestic stockholder is treated as receiving, as described above, plus the amount of the optional cash payment plus any brokerage commissions paid by such domestic stockholder.

        A domestic stockholder's holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were purchased for such holder's account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.

        A domestic stockholder will not realize any gain or loss when receiving certificates for whole shares of our common stock credited to the holder's account, either upon the domestic stockholder's request, when the holder withdraws from the Plan or if the Plan terminates. However, a domestic stockholder will recognize gain or loss when whole shares of our common stock or rights applicable to our common stock acquired under the Plan are sold or exchanged. A domestic stockholder will also recognize gain or loss when receiving a cash payment for a fractional share of our common stock credited to the holder's account when the holder withdraws from the Plan or if the Plan terminates. The amount of the domestic stockholder's gain or loss will equal the difference between the amount such holder receives for the shares or fractional shares of our common stock or rights applicable to common stock, net of any costs of sale paid by such domestic stockholder, and such domestic stockholder's adjusted tax basis of such shares.

Participation in the Plan by Participant who are Foreign Stockholders

        Non-U.S. holders (as defined below) who participate in the Plan may be subject to U.S. federal withholding taxes and receive stock net of such withholding taxes. The next section provides a brief overview of certain tax consequences of the ownership and disposition of our stock for non-U.S. holders. However, it does not specifically address participation in the Plan. Prospective non-U.S. Participants are encouraged to consult with their tax advisors regarding the implication of withholding taxes in connection with participating in the Plan.

Taxation of Foreign Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A "non-U.S. holder" is any person other than:

  •
  a citizen or resident of the United States,

  •
  a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

  •
  an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

  •
  a trust, if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If you are a non-U.S. holder, this discussion further assumes that:

  •
  you will not have held more than 10% of our stock (taking into account applicable constructive ownership rules) at any time during the five-year period ending on the date on which you dispose of our stock or receive distributions from us;

  •
  our stock is and will continue to be "regularly traded" on an established securities market located in the United States within the meaning of the Foreign Investment in Real Property Tax

    Act of 1980, or FIRPTA, although there can be no assurance that this will continue to be the case; and

  •
  that you are not a "qualified shareholder", as defined in Section 897(k)(3)(A) of the Internal Revenue Code, which describes certain partnerships and other collective investment vehicles that satisfy various recordkeeping, administrative and other requirements.

If you are a non-U.S. holder as to which any of these assumptions is not accurate, and in particular if you are a "qualified shareholder" within the meaning of FIRPTA, you should consult your own tax advisor concerning the tax consequence to you of sales of our stock and the receipt of dividends and other distributions from us.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

        In General.    For most foreign investors, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

        Ordinary Dividends.    Subject to the previously noted assumptions, for non-U.S. holders other than (i) pension funds and certain other organizations that are exempt from taxation in a home jurisdiction that has a bilateral tax treaty with the United States providing for an exemption from United States withholding tax on dividends, (ii) foreign governments and their agencies and instrumentalities not engaged in commercial activities, or Foreign Sovereigns, as defined in Section 892 of the Internal Revenue Code and the applicable regulations, and eligible for exemption from United States withholding tax thereunder, and (iii) non-U.S. holders that are engaged in a U.S. trade or business with respect to which our distributions constitute effectively connected income, there will be a 30% (or lower applicable treaty rate) U.S. withholding tax on the portion of any distribution that is attributable to our earnings and profits (including capital gain dividends to the extent that such capital gain dividends are attributable to gain from the sale of "United States real property interests," or USRPIs) as defined under FIRPTA). Debt instruments representing interests held solely as a creditor, including mortgage loans, CMBS and RMBS, are not USRPIs.

        Reduced treaty rates or exemptions are not available to the extent that income is attributable to excess inclusion income allocable to a foreign stockholder claiming such tax treaty benefits. Accordingly, tax will be withheld at a rate of 30% on any portion of a dividend that is paid to such a non-U.S. holder and is attributable to that holder's share of our excess inclusion income. In the case of a foreign sovereign, its allocable share of excess inclusion income will be taxable to us, but we may to the extent permitted reduce distributions that would otherwise be made to such foreign sovereign by the amount of the tax so imposed. See "Taxation of Starwood Property Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income." As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

        Non-Dividend Distributions.    Subject to the previously noted assumptions, distributions that we make that are not dividends, that is, are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, withholding will be made at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts so withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends Not Attributable to Gain from USRPI Sales.    Capital gain dividends that are not attributable to sales of USRPIs will not be subject to withholding or other taxation in the United States, unless you are a non-U.S. holder described in the exceptions noted below in "—Taxation of Foreign Stockholders—Dispositions of Our Stock". Debt instruments representing interests held solely as a creditor, including mortgage loans, CMBS and RMBS, are not USRPIs.

        Capital Gain Dividends Attributable to Gain from USRPI Sales.    Subject to the previously noted assumptions, the general rule is that a capital gain dividend that is attributable to gain from a USRPI sale will be treated in the same manner as an ordinary dividend (see "—Taxation of Foreign Stockholders—Ordinary Dividends").

        If you are a "qualified foreign pension fund" as defined in Section 897(l)(2) of the Internal Revenue Code, or a "Qualified Foreign Pension Fund," (or an entity all of the interests in which is held by a Qualified Foreign Pension Fund), you will be exempt from U.S. withholding tax on the portion of any distribution we make that is attributable to gain from the sale of USRPIs and is designated by us as a capital gain dividend. However, you would remain subject to 30% (or lower applicable bilateral tax treaty rate or exemption) U.S. dividend withholding tax on the portion of the distribution that is attributable to our earnings and profits and that is not designated as a capital gain dividend.

        If you are a Foreign Sovereign, that owns less than 10% of our stock (which this discussion assumes), in general, you will be exempt from United States taxation on capital gain dividends attributable to gain from the sale of USRPIs.

        Dispositions of Our Stock.    Subject to the previously noted assumptions, if you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on the gain realized upon a sale of our stock unless:

  •
  your shares of our common stock are treated as being effectively connected with your U.S. trade or business (and, if a bilateral tax treaty applies, is attributable to a U.S. permanent establishment maintained by you); or

  •
  you are a nonresident alien individual who is present in the United States for 183 days or more during the calendar year and certain other conditions are met.

        Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

        Information Reporting and Backup Withholding.    Generally, information reporting will apply to payments of distributions on, and of the proceeds from the disposition of, our stock, and backup withholding described above for a domestic stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your U.S. federal income tax liability, provided that you timely furnish the IRS with certain required information.

        HIRE Act.    Legislation enacted in 2010 will generally impose a 30% withholding tax on dividends on shares of our stock and the gross proceeds of a disposition of shares of our stock paid to (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Internal Revenue Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (ii) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Under specified circumstances, a non-U.S. holder of shares of our stock may be eligible for refunds or credits of those taxes. The withholding provisions described above will apply to payments of dividends on shares of our stock made on or after January 1, 2014 and to payments of gross proceeds of a disposition of shares of our stock on or after January 1, 2019. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your investment in shares of our stock.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we could be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See "Taxation of Starwood Property Trust, Inc.—Taxable Mortgage Pools and Excess Inclusion Income." As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue

Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock, and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

        Except to the extent the Plan Administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock trades or is quoted, or in privately negotiated transactions. Our common stock is listed on the NYSE under the trading symbol "STWD." The difference between the price owners who may be deemed to be underwriters pay us for our common stock acquired under the Plan and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions. Subject to the availability of common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued to any particular stockholder pursuant to the reinvestment of dividends or optional cash payments. Upon your withdrawal from the Plan by the sale of common stock held under the Plan, you will receive the proceeds of such sale, less any applicable fees. Common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Sidley Austin LLP, New York, New York, and, with respect to matters of Maryland law, by Morrison & Foerster LLP. In addition, the description of U.S. federal income tax consequences contained in the section entitled "U.S. Federal Income Tax Considerations" is based on the opinion of Sidley Austin LLP.

EXPERTS

        The consolidated financial statements and related financial statement schedules of the Company incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy any of these documents at NYSE's office at 20 Broad Street, New York, New York 10005. You may obtain information on the operation of the Public Reference Room by calling the SEC at +1 800 SEC 0330. Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov. In addition, copies of our SEC filings are available free of charge through our website (www.starwoodpropertytrust.com) as soon as reasonably practicable after filing with the SEC. The information contained on our website is not part of, or incorporated by reference into, this prospectus.

        This prospectus is only part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

 DOCUMENTS INCORPORATED BY REFERENCE

        SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the shares of our common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference herein. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

  •
  our Definitive Proxy Statement on Schedule 14A filed on April 1, 2016;

  •
  our Current Reports on Form 8-K filed on April 28, 2016, August 10, 2016 and September 20, 2016; and

  •
  the description of our common stock included in our registration statement on Form 8-A filed on August 7, 2009.

        All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and prior to the termination of the offering of any of the shares of our common stock covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and any previously filed documents.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: Starwood Property Trust, Inc., 591 West Putnam Avenue, Greenwich, Connecticut 06830, Attention: Investor Relations, Telephone: +1 203 422 7788.

. Computershare Trust Company, N.A. PO Box 30170 College Station, TX 77842-3170 Within USA, US territories & Canada Outside USA, US territories & Canada 877 373 6374 781 575 3100 www.computershare.com/investor Name Address City, State, Zip S T W D E -WEB Direct Stock Purchase Plan - Initial Enrollment Form

STARWOOD PROPERTY TRUST

Computershare

Name

Address

City, State, Zip

Joint - Will be presumed to be joint tenants with rights of survivorship unless restricted by applicable state law or otherwise indicated.

Custodial - A minor is the beneficial owner of the account with an adult custodian managing the account until the minor comes of age, as specified in the Uniform Gift/Transfer to Minors Act in the minor's state of residence. Please note that both the minor's and custodian social security number must be provided.

Trust - Account is established in accordance with the provisions of a trust agreement.

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

Direct Stock Purchase Plan - Initial Enrollment Form

Account Legal Registration (Choose One)

☐ Single/Joint Account

☐ Custodial Account

☐ **Trust Account**
You must provide Computershare with the following three pages from the Trust Document: **1. Title Page 2. Powers Page and 3. Signature Page**

Date of Trust (mm/dd/yyyy) __ __ / __ __ / __ __ __ __

Citizenship

☐ USA

☐ **Other**
You must complete a W-8BEN form. Please refer to our website at www.computershare.com or call the phone number above to obtain a form.

Account Information

Name, Custodian Name or Full Trust Name

Joint Owner (if any), Minor's Name or Trustee(s) Name

Date of Birth (Primary Account Holder/Minor) __ __ / __ __ / __ __ __ __

Date of Birth (Joint Account Holder/Custodian) __ __ / __ __ / __ __ __ __

Minor's State (if applicable)

Social Security Number (SSN) (Primary Account Holder/Minor) or Employer Identification Number (EIN)

Social Security Number (SSN) (Joint Account Holder/Custodian)

Street Number

Street Name

Apt./Unit Number

City/Town

State/Province

Postal Code

Country

E62UEF

STWD

00GBMB-WEB

. Please return completed form to: Computershare PO BOX 30170 College Station, TX 77842-3170 Please enclose a check for your initial investment. E -WEB

Home Telephone Number

Business Telephone Number

Please refer to the plan prospectus or brochure before enrolling.

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the plan permits, you may make optional cash investments at any time under each of the participation options below.

☐ **Full Dividend Reinvestment**
Please mark this box if you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, including shares purchased with optional cash investments.

☐ **Partial Dividend Reinvestment by Shares**
Please mark this box and specify the number of whole shares on which you wish to have dividends reinvested. The dividends on all remaining shares or any future holdings, including shares purchased with optional cash investments, will be paid in cash.

Partial Share Amount

☐ **All Dividends Paid in Cash (No Dividend Reinvestment)**
Please mark this box if you wish to receive dividend payments in cash on all stock now held or any future holdings, including shares purchased with optional cash investments.

Under penalties of perjury, I certify that: 1. The number shown on this form is my correct taxpayer identification number, and **2.** I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding, or (c) the IRS has notified me that I am no longer subject to backup withholding, and **3.** I am a U.S. person (including a U.S. resident alien), and **4.** I am exempt from FATCA reporting.

Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

By participating in the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation in the plan will continue until I notify Computershare in writing that I desire to terminate my participation in the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan. By signing this form, I am certifying that I am of legal age in the state or country of my residence.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there is activity in your account. If you would like to confirm your enrollment in the plan, please call us at the number referenced on the front page.

To be valid, this form must be signed by all account holders.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Date (mm/dd/yyyy) / /

Please enclose a check for your initial investment.

Make checks payable to Computershare. Please refer to the plan prospectus or brochure for the minimum/maximum amount of the initial investment. No interest will be paid on the funds held pending investment.

Privacy Notice

At Computershare, we take privacy seriously. In the course of providing services to you in connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans, direct registration services and/or custody services, we receive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (residential and mailing), social security number, bank account information, stock ownership information, date of birth, government-issued identification number, and other financial information.

With respect both to current and former customers, Computershare does not share nonpublic personal information with any non-affiliated third-party except as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the information in any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal information.

Computershare realizes that you entrust us with confidential personal and financial information and we take that trust very seriously.

E70UEF

00GPFD (REV. 5/15)-WEB

. Computershare Trust Company, N.A. PO Box 30170 College Station, TX 77842-3170 Within USA, US territories & Canada Outside USA, US territories & Canada 877 373 6374 781 575 3100 www.computershare.com/investor Name Address Holder Account Number City, State, Zip Funds will be withdrawn on the 15th day of the month or on the next business day. This plan allows for a minimum amount of $25 with a maximum of $10,000 per month. If applicable, an enrollment fee will be deducted from the initial investment. Computershare PO BOX 30170 College Station, TX 77842-3170 Please return completed form to: S T W D E -WEB Direct Stock Purchase Plan - Direct Debit Authorization - Monthly

STARWOOD
PROPERTY TRUST

Computershare

Name

Address

City, State, Zip

Holder Account Number

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

This form is to be used for recurring debits only. Do not use for one time purchases.

Direct Stock Purchase Plan - Direct Debit Authorization - Monthly

Dollar Amount:

Financial Institution Information

A.
Please select one. ☐ Individual ☐ Joint ☐ Other

B.
Please select one. ☐ Checking Account ☐ Savings Account

Financial institution account number

Financial institution routing number

Note: DO NOT USE A CREDIT CARD. If you do not know your account number or the routing number, please see the reverse side of this form or check with your financial institution. Account numbers must be in numeric format.

Name(s) in which the above account is held

Note: If you are not currently enrolled in this company's Plan, by signing this form, you agree to the following: (1) to enroll in the Plan for full dividend reinvestment so that all of your dividends will be used to purchase additional shares (if available); (2) to be bound by the terms and conditions of the prospectus or brochure that governs the Plan; (3) that you have read and fully understand the terms and conditions of the prospectus or brochure; and (4) that you further agree that your participation in the Plan will continue until you notify Computershare in writing or by other available means that you desire to terminate participation in the Plan. Upon providing such notification, you acknowledge that withdrawal from the Plan will be subject to the terms and conditions of the prospectus or brochure that governs the Plan.

I/We hereby authorize Computershare to make monthly automatic transfers of funds from the above account in the amount shown. This deduction will be used to purchase shares to be deposited into my/our account.
All owners of the financial institution account must sign below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Date (mm/dd/yyyy) __ / __ / ____

Daytime Telephone Number

Please return completed form to:

Computershare
PO BOX 30170
College Station, TX 77842-3170

E 5 U E M D S T W D

00H3PC-WEB

How to complete this form 1. Amount of automatic deduction: Indicate the amount authorized to transfer from your account to purchase additional shares. 2. Indicate the type of account held with the financial institution. 3. Indicate checking or savings. 4. Print the complete financial institution account number. 5. Print the financial institution routing number from your check or savings deposit slip. If you are using a savings account, contact your financial institution for the routing number. 6. Print the name(s) in which the financial institution account is held. 7. All authorized owners of the financial institution account must sign this form. SAMPLE CHECK Name(s) in which --c account is held -[ Financial institution and branch information r-1 I ------r-----Bank Routing Number This number ty cally begins v.ith a 0, 1, 2 or 3. Bank Account Number Check Number 6UEMD_OOH3QA (Rev. 7/15) -WEB John A. Doe Mary B. Doe 123 Your Street Anywhere , U.S.A. 12345 PAY TO THE ORDER OF Bank of Anywhere 123 Main Street Anywhere, USA 12345 FOR 63-858 670 ----------------20-----$ . I , SAMPLE (NON-NEGOTIABLE)

REQUEST FOR WAIVER Starwood Property Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan This form is to be used only by participants in the Starwood Property Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) who are requesting authorization from Starwood Property Trust, Inc. (“Starwood”) to make an optional cash investment under the Plan in excess of the $10,000 monthly investment limit specified in the Plan. This form must be completed by any participant wishing to make an initial or optional cash investment in the Plan in excess of the $10,000 monthly maximum. In addition, a new form must be completed for each month for which the participant wishes to make an optional cash investment in excess of the $10,000 monthly maximum. This form will not be accepted by Starwood unless it is completed in its entirety. Starwood may accept or reject this request for waiver in whole or in part in its sole discretion. The participant submitting this form hereby certifies that (a) the information contained herein is true and correct as of the date of this form and (b) the participant has received a current copy of the Prospectus relating to the Plan (the “Prospectus”). This form should be completed and returned via email to ztanenbaum@starwood.com or fax at 1-203-489-4115, by 3:00 p.m. Eastern Time on the third business day before the first day of the pricing period for the applicable waiver period. For information regarding the discount (if any) that may be applicable to optional cash investments made pursuant to an approved request for waiver, please call 1-203-422-7788. Starwood will notify you by telephone by 5:00 p.m. Eastern Time on the second business day before the first day of the pricing period regarding whether this request for waiver is approved and the dollar amount approved, and will provide instructions for funds transfer to Computershare Trust Company, N.A. (“Computershare”), the Plan Administrator. Once approved, Starwood will submit a copy of the signed request for waiver to Computershare via email at USCSNJSalesandSpecialProcessing@computershare.com. Good funds on all accepted requests for waiver must be received by Computershare by 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period in order for such funds to be invested pursuant to any request for waiver. Starwood Property Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan ACTIVE 217786622v.2 Page 1 of 2 Pricing Period Requested: Today’s Date: Participant Company or Individual Name: Cash Investment Amount Requested: Individual Authorized to Transact on Account: Social Security Number or Tax I.D.: Authorized Individual Signature: Street Address: Existing Account Number or Name as it Appears on Share Certificate (if applicable): City:State:ZIP: Print Name as it Should Appear on Account and/or Certificate (if applicable): Contact Name / Contact Phone Number: Contact E-mail Address: Contact Fax Number: Payment Method: Wire T ransfer Ot her (Specify) Other payment methods must be approved by Starwood. When paying by wire, funds should be wired to: Financial Institution: Harris Trust and Savings Bank Bank ABA#: 071-000-288 Bank Account Name: Computershare Bank Account Number:226-527-0 Reference: Waiver funds for Starwood Property Trust, Inc., Attn: Investment Services Disposition of Shares (check one box): Hold all shares in my plan account DWAC full shares t o DT C#______ $100 fee per DWAC

REQUEST FOR WAIVER Starwood Property Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan Starwood Property Trust, Inc. Dividend Reinvestment and Direct Stock Purchase Plan ACTIVE 217786622v.2 Page 2 of 2 Accepted by Starwood Property Trust, Inc. Investment Date/Pricing Period: Optional Cash Investment Amount Approved: By: Method of Payment: Name: Applicable Discount: Title: Approval Date: If the threshold price (if any) is not satisfied or there are no trades reported for a day in the pricing period, as it may be extended, the following information will be used to return the applicable portion of your optional cash investment as soon as practicable after the pricing period. Name of Financial Institution: Bank ABA / Routing Number: Bank Account Name: Bank Account Number: